Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 19, 2019, PolyOne Corporation (the “Company” and, together with its subsidiaries, “PolyOne” or “we”) entered into a definitive share purchase agreement (the “Purchase Agreement”) with Clariant AG, a corporation organized and existing under the laws of Switzerland, and a definitive business transfer agreement (the “BTA” and, together with the Purchase Agreement, the “Agreements”) with Clariant Chemicals (India) Limited, a public limited company incorporated in India and an indirect majority-owned subsidiary of Clariant (“Clariant India” and, together with Clariant AG, “Clariant”). Pursuant to the Purchase Agreement, PolyOne has agreed to acquire Clariant’s global masterbatch business outside of India (the “Clariant Masterbatch Business”), and pursuant to the BTA, PolyOne has agreed to purchase Clariant India’s masterbatch business (the “Clariant India Masterbatch Business”, together with the Clariant Masterbatch Business, “Clariant Masterbatch”), for a net purchase price of $1.45 billion in cash, subject to customary closing adjustments. We refer to the pending acquisition of Clariant Masterbatch as the “Clariant Acquisition”. The Clariant Acquisition, which has not yet been consummated, will be accounted for as a business combination under Accounting Standards Codification ("ASC") Topic 805, Business Combinations ("ASC 805"), with PolyOne considered as the accounting acquirer and Clariant Masterbatch as the accounting acquiree. The Clariant Acquisition is subject to customary closing conditions and is expected to close in mid-2020.

The Company intends to fund the Clariant Acquisition, in part, through the issuance of approximately $650.0 million aggregate principal amount of senior unsecured debt securities (the “New Notes”) and cash proceeds of approximately $450.0 million from the issuance of equity securities. We anticipate that in the event the New Notes are issued prior to the consummation of the Clariant Acquisition, the New Notes will be subject to a special mandatory redemption in the event that the Clariant Acquisition is not consummated on or prior to December 19, 2020 or, if prior to December 19, 2020, the Purchase Agreement is terminated other than in connection with the consummation of the Clariant Acquisition. The remaining $400.0 million will be funded with a portion of the net cash proceeds received from the sale of the Company’s Performance Products and Solutions business segment (“PP&S”). As previously announced, on August 16, 2019, the Company entered into a definitive asset purchase agreement (the “Sale Agreement”) with SK Echo Group S.à r.l., a société à responsabilité limitée governed by the laws of Luxembourg (“Purchaser”), pursuant to which Purchaser agreed to acquire PP&S for $775.0 million in cash, subject to a customary working capital adjustment. On October 25, 2019, the Company completed the sale of PP&S to the Purchaser pursuant to the terms of the Sale Agreement and received cash proceeds, net of transaction costs, of $761.8 million, which is subject to change due to customary working capital adjustments.

Additionally, on December 19, 2019, we entered into a Commitment Letter (the “Commitment Letter”) with Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Wells Fargo Bank, National Association, Citizens Bank, N.A., HSBC Bank USA, N.A., PNC Bank, National Association, Truist Bank and U.S. Bank National Association (collectively, the “Commitment Parties”). Pursuant to and subject to the terms and conditions set forth in the Commitment Letter, the Commitment Parties have provided up to a 12-month commitment for a $1,150 million senior unsecured bridge loan facility (the “Bridge Facility”) for purposes of funding the Clariant Acquisition. We currently intend to issue the New Notes in lieu of borrowing under the Bridge Facility.

The unaudited pro forma condensed combined financial statements, which have been prepared to give effect to the divestiture of PP&S and the completion of the Clariant Acquisition, have been developed from, and should be read in conjunction with, (1) the unaudited interim consolidated financial statements of PolyOne contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, (2) the audited consolidated financial statements of PolyOne contained in its Current Report on Form 8-K filed on January 28, 2020, (3) the unaudited interim combined financial statements of Clariant Masterbatch as of September 30, 2019 and for the nine-month periods ended September 30, 2019 and 2018, filed as Exhibit 99.2 to the Current Report on Form 8-K to which this unaudited pro forma condensed combined financial information is filed (the “Current Report”), and (4) the audited combined financial statements of Clariant Masterbatch as of and for the fiscal year ended December 31, 2018 filed as Exhibit 99.1 to the Current Report.

Clariant Masterbatch has historically operated as part of Clariant and not as a separate entity. Therefore, the accompanying historical financial statements of Clariant Masterbatch have been prepared on a carve-out basis and are derived from the consolidated financial statements of Clariant. These historical financial statements, which were prepared on a combined basis in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), include all assets, liabilities, revenues, and expenses that Clariant’s management has determined are specifically or primarily related to the business activities of Clariant Masterbatch, as well as direct and indirect costs incurred within Clariant that are attributable to the operations of Clariant Masterbatch. Central support costs include corporate and shared service functions that are provided on a centralized basis by Clariant, including but not limited to employee benefits, finance, human resources, risk management, information technology, facilities, and legal. These expenses have been allocated to Clariant Masterbatch on the basis of direct usage when identifiable, or when specific identification is not practicable, a proportional allocation method based primarily on combined sales, headcount, or other measures depending on the nature of services received.

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X. The combined historical financial statements have been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the divestiture of PP&S and the completion of the Clariant Acquisition and, with respect to the combined statements of operations only, expected to have a continuing impact. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 is presented as if the divestiture of PP&S and the completion of the Clariant Acquisition had occurred on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019, and for the year ended December 31, 2018, are presented as if the completion of the Clariant Acquisition had occurred on January 1, 2018, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under US GAAP. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma adjustments to the historical financial information are based on currently available information, and in many cases, are based on estimates and preliminary information. The Company believes such estimates are reasonable and supportable under the circumstances and reflect the best currently available assumptions. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial statements. A final determination of the fair values of Clariant Masterbatch's assets and liabilities, which cannot be made prior to the completion of the Clariant Acquisition, will be based on the actual net assets of Clariant Masterbatch that exist as of the date of completion of the Clariant Acquisition. Consequently, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of PolyOne would have been if the Clariant Acquisition had occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Furthermore, the unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities including planning costs or any benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Clariant Acquisition. The unaudited pro forma condensed combined financial statements do not reflect any dispositions or the effects of any other commitments that may be required by either PolyOne or Clariant in connection with the receipt of regulatory approvals required to complete the Clariant Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2019
(In millions)

	Historical PolyOne	Divestiture of PP&S Business (Note 7)	Historical Clariant Masterbatch After Reclassifications (Note 4)	Pro Forma Adjustments (Note 5)		Eliminations (Note 5)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$199.6	$567.4	$35.3	$(354.8)	a	$—		$447.5
Accounts receivable, net	368.7	—	183.9	—		(0.3)	b	552.3
Inventories, net	281.6	—	99.2	12.9	c	—		393.7
Current assets held for sale	265.5	(265.5)	—	—		—		—
Other current assets	58.4	—	110.6	—		—		169.0
Total current assets	1,173.8	301.9	429.0	(341.9)		(0.3)		1,562.5
Property, net	386.0	—	188.0	108.1	d	—		682.1
Goodwill	682.6	—	48.9	649.3	e	—		1,380.8
Intangible assets, net	475.8	—	5.5	535.2	f	—		1,016.5
Operating lease assets	65.0	—	24.6	—		—		89.6
Other non-current assets	163.0	—	20.8	—		—		183.8
Total assets	$2,946.2	$301.9	$716.8	$950.7		$(0.3)		$4,915.3

Liabilities and Shareholders' Equity
Current liabilities:
Short-term and current portion of long-term debt	$18.6	$—	$68.8	$—		$—		$87.4
Accounts Payable	289.3	—	96.4	—		(0.3)	b	385.4
Current operating lease obligations	20.7	—	—	—		—		20.7
Current liabilities held for sale	105.2	(105.2)	—	—		—		—
Accrued expenses and other current liabilities	191.7	140.2	84.4	87.6	g	—		503.9
Total current liabilities	625.5	35.0	249.6	87.6		(0.3)		997.4
Non current liabilities:	—	—	—	—		—		—
Long-term debt	1,406.3	(194.4)	6.8	641.9	h	—		1,860.6
Pension and other post-retirement benefits	52.7	—	25.1	33.7	i	—		111.5
Non-current operating lease obligations	44.3	—	18.7	—		—		63.0
Other non-current liabilities	225.2	—	11.5	182.4	j	—		419.1
Total non current liabilities	1,728.5	(194.4)	62.1	858.0		—		2,454.2
Equity:	—		—					—
PolyOne shareholders' equity	591.4	461.3	392.0	5.1	h	—		1,449.8
Noncontrolling interests	0.8	—	13.1	—		—		13.9
Total Equity	592.2	461.3	405.1	5.1		—		1,463.7
Total liabilities and equity	$2,946.2	$301.9	$716.8	$950.7		$(0.3)		$4,915.3

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine months ended September 30, 2019
(In millions except for share and per share data)

	Historical PolyOne	Divestiture of PP&S Business (Note 7)	Historical Clariant Masterbatch After Reclassifications (Note 4)	Pro Forma Adjustments (Note 6)		Eliminations (Note 6)		Pro Forma Combined
Sales	$2,204.1	$—	$860.5	$—		$(3.6)	a	$3,061.0
Cost of Sales	1,700.2	—	625.3	10.2	b	(3.6)	b	2,332.1
Gross Margin	503.9	—	235.2	(10.2)		—		728.9
Selling and administrative expenses	367.6	—	181.2	18.4	c	—		567.2
Operating income	136.3	—	54.0	(28.6)		—		161.7
Interest expense, net	(47.6)	7.1	(8.7)	(22.7)	d	—		(71.9)
Other (expense) income, net	1.4	—	(0.5)	(13.2)	e	—		(12.3)
Income from continuing operations before income taxes	90.1	7.1	44.8	(64.5)		—		77.5
Income tax expense	(20.8)	(1.8)	(11.9)	18.9	f	—		(15.6)
Net income (loss) from continuing operations	69.3	5.3	32.9	(45.6)		—		61.9
Net income attributable to noncontrolling interests	(0.2)	—	(0.6)	—		—		(0.8)
Net income (loss) from continuing operations attributable to common shareholders	$69.1	$5.3	$32.3	$(45.6)		$—		$61.1

Earnings per common share attributable to PolyOne common shareholders:
Basic	$0.89							$0.68
Diluted	$0.89							$0.67

Weighted-average shares used to compute earnings per common share:
Basic	77.3			13.0	g			90.3
Plus dilutive impact of share-based compensation	0.5			—				0.5
Diluted	77.8			13.0				90.8

Anti-dilutive shares not included in diluted common shares outstanding	0.8			—				0.8

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year ended December 31, 2018
(In millions except for share and per share data)

	Historical PolyOne	Divestiture of PP&S Business (Note 7)	Historical Clariant Masterbatch After Reclassifications (Note 4)	Pro Forma Adjustments (Note 6)		Eliminations (Note 6)		Pro Forma Combined
Sales	$2,881.0	$—	$1,209.8	$—		$(4.9)	a	$4,085.9
Cost of Sales	2,256.2	—	892.2	11.5	b	(4.9)	b	3,155.0
Gross Margin	624.8	—	317.6	(11.5)		—		930.9
Selling and administrative expenses	446.2	—	233.5	22.5	c	—		702.2
Operating income	178.6	—	84.1	(34.0)		—		228.7
Interest expense, net	(62.8)	4.4	(13.3)	(30.3)	d	—		(102.0)
Debt extinguishments costs	(1.1)	—	—	—		—		(1.1)
Other (expense) income, net	(12.9)	—	(0.3)	0.2	e	—		(13.0)
Income from continuing operations before income taxes	101.8	4.4	70.5	(64.1)		—		112.6
Income tax expense	(14.4)	(1.1)	(18.2)	18.0	f	—		(15.7)
Net income (loss) from continuing operations	87.4	3.3	52.3	(46.1)		—		96.9
Net loss (income) attributable to noncontrolling interests	0.3	—	(0.3)	—		—		—
Net income (loss) from continuing operations attributable to common shareholders	$87.7	$3.3	$52.0	$(46.1)		$—		$96.9

Earnings per common share attributable to PolyOne common shareholders:
Basic	$1.10							$1.05
Diluted	$1.09							$1.04

Weighted-average shares used to compute earnings per common share:
Basic	79.7			13.0	g			92.7
Plus dilutive impact of share-based compensation	0.7			—				0.7
Diluted	80.4			13.0				93.4

Anti-dilutive shares not included in diluted common shares outstanding	—			—				—

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements show the historical financial positions and results of operations of PolyOne and Clariant Masterbatch and have been prepared to illustrate the effect of (1) the completion of PolyOne’s disposition of PP&S and (2) the completion of the pending Clariant Acquisition, including pro forma assumptions and adjustments related to the Clariant Acquisition, and the anticipated contemporaneous financing transactions, as described in these accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments give effect to events that are (1) directly attributable to the Clariant Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the results of operations of the combined business.

The Clariant Acquisition is being accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC Topic 820, Fair Value Measurements ("ASC 820"), defines the term "fair value" as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept that assumes the highest and best use of an asset or liability by market participants, who are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. As a result, the Company may be required to value assets of Clariant Masterbatch at fair value measures that do not reflect the Company’s intended use of those assets.

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 is presented as if the Clariant Acquisition had occurred on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019, and for the year ended December 31, 2018, are presented as if the Clariant Acquisition had occurred on January 1, 2018, the beginning of the earliest period presented.

As of the date of this Current Report, PolyOne has not completed the detailed valuation studies necessary to determine the fair value of the Clariant Masterbatch assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information is based upon management's preliminary estimates of the fair market value of the assets acquired and liabilities assumed, as if the Clariant Acquisition had occurred on the aforementioned dates. The final allocation of the purchase price will be determined after completion of the Clariant Acquisition and determination of the estimated fair value of Clariant’s assets and liabilities, and associated tax adjustments. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma condensed combined financial information contained herein and our future results of operations and financial position. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by PolyOne. Certain financial information of Clariant Masterbatch as presented in its historical combined financial statements has been preliminarily reclassified to conform to the historical presentation in PolyOne’s consolidated financial statements for the purposes of preparing the unaudited pro forma condensed combined financial information. Upon completion of the acquisition, PolyOne will perform a full and detailed review of Clariant Masterbatch’s accounting policies. As a result of that review, PolyOne may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

These pro forma condensed combined financial statements are being provided for illustrative purposes only and do not claim to represent the Company’s actual financial position or results of operations had the Clariant Acquisition occurred on the dates specified nor do they project the Company’s results of operations or financial position for any future period or date. The actual results reported by the combined company in periods following the Clariant Acquisition may differ significantly from these unaudited pro forma condensed combined financial statements. The pro forma condensed combined financial statements do not account for the cost of any restructuring activities or synergies resulting from the Clariant Acquisition or other costs relating to the integration of the two companies.

2. PURCHASE PRICE ALLOCATION

The total estimated purchase consideration and the allocation of that estimated amount are discussed below. The final allocation will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Clariant Masterbatch's tangible and identifiable intangible assets to be acquired and liabilities to be assumed. Such final adjustments may be material.

The table below reflects the sources and uses of funds relating to the Clariant Acquisition as follows:

Description	Amount	Notes
(in millions)
Sources:
Issuance of New Notes	$650.0	(i.)
Issuance of Common Shares	450.0	(ii.)
Cash on hand	442.4	(iii.)
	$1,542.4
Uses:
Purchase Consideration	$1,481.4	(iv.)
Financing Costs	38.1	(v.)
Transaction Costs	22.9	(vi.)
	$1,542.4

(i.) In the event that we do not issue the New Notes, we may instead incur borrowings under the Bridge Facility or issue other indebtedness in lieu thereof, which could result in a significant change to the amount of interest expense included within these unaudited pro forma condensed combined financial statements. The interest under the Bridge Facility would be paid quarterly in arrears at a rate per annum equal to the three-month LIBOR plus a margin of 4.25%. This margin is stepped up 50 basis points every three months to a maximum rate of 8.0%.

(ii.) Reflects estimated gross proceeds and assumes the underwriters do not exercise their option to purchase additional shares from us.

(iii.) Includes cash on hand as of September 30, 2019 plus additional cash received from the sale of PP&S that will be used to fund the Clariant Acquisition.

(iv.) Reflects the consideration estimated to be paid to Clariant pursuant to the Agreements, inclusive of estimated closing adjustments. The cash portion of the consideration is estimated to be $1,393.8 million. The contingent portion of the consideration is $87.6 million and represents loan receivables from Clariant AG to the Clariant Masterbatch Business as of September 30, 2019. These loan receivables are treated as a net debt adjustment within the Purchase Agreement, with cash payable to Clariant AG upon the receivable being collected.

(v.) Reflects the cash expected to be paid for issuance costs related to the New Notes offering and the common shares offering and the non-refundable commitment fees related to Bridge Facility.

(vi.) Reflects the cash expected to be paid for acquisition costs incurred by the Company for investment banking, attorney, consultant, independent accountant, and other external costs related to the Clariant Acquisition.

The table below represents a preliminary allocation of the estimated total purchase consideration to Clariant Masterbatch’s tangible and intangible assets acquired and liabilities assumed based on PolyOne management’s preliminary estimates of their respective fair values as of September 30, 2019:

(in millions)
Cash and Cash Equivalents	$35.3
Accounts Receivable	183.9
Inventories	112.1
Other Current Assets	110.6
Property, plant, and equipment	296.1
Goodwill	698.2
Intangible Assets	540.7
Operating lease assets	24.6
Other non-current assets	20.8
Short-term and current portion of long-term debt	(68.8)
Accounts Payable	(96.4)
Accrued expenses and other current liabilities	(84.4)
Non-current operating lease obligations	(18.7)
Other non-current liabilities	(259.5)
Non-Controlling Interests	(13.1)
Total Estimated Purchase Consideration	$1,481.4

Any changes to the initial estimates of the fair value of assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

3. CLARIANT MASTERBATCH HISTORICAL COMBINED FINANCIAL STATEMENTS

Clariant Masterbatch historical balances were derived from Clariant Masterbatch’s historical combined financial statements described in the introduction and are presented under U.S. GAAP and converted from Swiss francs to U.S. dollars based on historical exchange rates. The historical combined income statements of Clariant Masterbatch were translated using the average exchange rate for the nine months ended September 30, 2019 (1.00499 USD/CHF) and the average exchange rate for the year ended December 31, 2018 (1.02274 USD/CHF). The historical combined balance sheet of Clariant Masterbatch as of September 30, 2019 was translated using the spot rate on September 30, 2019 (1.00691 USD/CHF).

4. RECLASSIFICATION ADJUSTMENTS

Acquisition accounting rules require evaluation of certain assumptions, estimates or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Certain balances were reclassified from the Clariant Masterbatch historical financial statements so that their presentation would be consistent with that of PolyOne. These adjustments and reclassifications are based on management's preliminary analysis. Upon consummation of the Clariant Acquisition, additional differences or reclassifications may be identified that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

The amounts included in the table below may differ slightly from the historical financial statements of Clariant Masterbatch due to rounding.

Clariant Masterbatch
Combined Statements of Financial Position
As of September 30, 2019
(In Millions)

Financial Statement Line		Historical Clariant Masterbatch Before Reclassifications (CHF)	Historical Clariant Masterbatch Before Reclassifications (USD)	Reclassifications (USD)	Notes	Historical Clariant Masterbatch After Reclassifications (USD)
Assets
Current assets:
Cash and cash equivalents	CHF	35.1	$35.3	$—		$35.3
Accounts receivable, net		182.6	183.9	—		183.9
Inventories		98.6	99.2	(99.2)	i.	—
Inventories, net		—	—	99.2	i.	99.2
Loans to related parties		87.0	87.6	(87.6)	ii.	—
Other current assets		22.9	23.0	87.6	ii.	110.6
Total current assets		426.2	429.0	—		429.0
Property, plant and equipment, net		186.7	188.0	(188.0)	iii.	—
Property, net		—	—	188.0	iii.	188.0
Right-of-use assets		24.4	24.6	(24.6)	iv.	—
Goodwill		48.5	48.9	—		48.9
Intangible assets, net		5.5	5.5	—		5.5
Operating lease assets		—	—	24.6	iv.	24.6
Deferred tax assets		17.5	17.6	(17.6)	v.	—
Investments in affiliates		3.2	3.2	(3.2)	vi.	—
Other non-current assets		—	—	20.8	v., vi.	20.8
Total non-current assets		285.8	287.8	—		287.8
Total assets	CHF	712.0	$716.8	$—		$716.8

(i.) To reclassify inventories to inventories, net
(ii.) To reclassify loans to related parties to other current assets
(iii.) To reclassify property, plant, and equipment, net to property, net
(iv.) To reclassify right-of-use assets to operating lease assets
(v.) To reclassify deferred tax assets to other non-current assets
(vi.) To reclassify investments in affiliates to other non-current assets

Financial Statement Line		Historical Clariant Masterbatch Before Reclassifications (CHF)	Historical Clariant Masterbatch Before Reclassifications (USD)	Reclassifications (USD)	Notes	Historical Clariant Masterbatch After Reclassifications (USD)
Liabilities and Equity
Current liabilities:
Short-term debt	CHF	25.1	$25.3	$(25.3)	vii.	$—
Short-term and current portion of long-term debt		—	—	68.8	vii., ix.	68.8
Accounts Payable		95.8	96.4	—		96.4
Accrued employee expenses		36.1	36.4	(36.4)	viii.	—
Loans from related parties		43.2	43.5	(43.5)	ix.	—
Accrued and other liabilities		47.7	48.0	(48.0)	x	—
Accrued expenses and other current liabilities		—	—	84.4	viii, x.	84.4
Total current liabilities		247.9	249.6	—		249.6
Non current liabilities:
Long-term debt		6.7	6.8	—		6.8
Retirement benefit obligations		25.0	25.1	(25.1)	xi.
Pension and other post-retirement benefits		—	—	25.1	xi.	25.1
Lease liabilities		18.6	18.7	(18.7)	xii.	—
Non-current operating lease obligations		—	—	18.7	xii.	18.7
Deferred tax liabilities		9.4	9.5	(9.5)	xiii.	—
Other non-current liabilities		2.0	2.0	9.5	xiii.	11.5
Total non current liabilities		61.7	62.1	—		62.1
Total liabilities		309.6	311.7	—		311.7

Equity:
PolyOne shareholders' equity		—	—	392.0	xiv.	392.0
Net investment from the Parent		449.2	452.2	(452.2)	xiv.	—
Accumulated other comprehensive loss		(59.8)	(60.2)	60.2	xiv.	—
Total equity attributable to the Masterbatches Business		389.4	392.0	—		392.0
Non-controlling interests		13.0	13.1	—		13.1
Total Equity		402.4	405.1	—		405.1
Total liabilities and equity	CHF	712.0	$716.8	$—		$716.8

(vii.)  To reclassify short-term debt to short-term and current portion of long-term debt
(viii.) To reclassify accrued employee expenses to accrued expenses and other current liabilities
(ix.) To reclassify loans from related parties to short-term and current portion of long-term debt
(x.) To reclassify accrued and other liabilities to accrued expenses and other current liabilities
(xi.) To reclassify retirement benefit obligations to pension and other post-retirement benefits
(xii.) To reclassify lease liabilities to non-current operating lease obligations
(xiii.) To reclassify deferred tax liabilities to other non-current liabilities
(xiv.) To reclassify net investment from parent and accumulated other comprehensive loss to shareholders’ equity

Clariant Masterbatch
Combined Statements of Income
Nine Months Ended September 30, 2019
(In millions)

Financial Statement Line		Historical Clariant Masterbatch Before Reclassifications (CHF)	Historical Clariant Masterbatch Before Reclassifications (USD)	Reclassifications (USD)	Notes	Historical Clariant Masterbatch After Reclassifications (USD)
Sales	CHF	856.2	$860.5	$—		$860.5
Cost of goods sold		622.2	625.3	—		625.3
Gross profit		234.0	235.2	—		235.2
Selling, general and administrative costs		172.4	173.3	(173.3)	i.	—
Selling and administrative expenses		—	—	181.2	i., ii.	181.2
Research and development costs		7.9	7.9	(7.9)	ii.	—
Other expense		0.5	0.5	(0.5)	iii.	—
Operating income		53.2	53.5	0.5		54.0
Interest expense		(10.1)	(10.2)	10.2	iv.	—
Interest income		1.5	1.5	(1.5)	v.	—
Interest expense, net		—	—	(8.7)	iv., v.	(8.7)
Debt extinguishments costs		—	—	—		—
Other (expense) income, net		—	—	(0.5)	iii.	(0.5)
Income from continuing operations before income taxes		44.6	44.8	—		44.8
Income tax expense		(11.8)	(11.9)	—		(11.9)
Net Income		32.8	32.9	—		32.9
Less: Net income attributable to non-controlling interests		(0.6)	(0.6)	—		(0.6)
Net income attributable to the Masterbatches Business	CHF	32.2	$32.3	$—		$32.3

(i.)  To reclassify selling, general, and administrative costs to selling and administrative expenses
(ii.)  To reclassify research and development costs to selling and administrative expenses
(iii.)  To reclassify other expense to other (expense) income, net
(iv.) To reclassify interest expense to interest expense, net
(v.) To reclassify interest income to interest expense, net

Clariant Masterbatch
Combined Statements of Income
Year Ended December 31, 2018
(In millions)

Financial Statement Line		Historical Clariant Masterbatch Before Reclassifications (CHF)	Historical Clariant Masterbatch Before Reclassifications (USD)	Reclassifications (USD)	Notes	Historical Clariant Masterbatch After Reclassifications (USD)
Sales	CHF	1,182.9	$1,209.8	$—		$1,209.8
Cost of goods sold		872.4	892.2	—		892.2
Gross profit		310.5	317.6	—		317.6
Selling, general and administrative costs		219.8	224.8	(224.8)	i.	—
Selling and administrative expenses		—	—	233.5	i., ii.	233.5
Research and development costs		8.5	8.7	(8.7)	ii.	—
Other expense		0.3	0.3	(0.3)	iii.	—
Operating income		81.9	83.8	0.3		84.1
Interest expense		(14.6)	(14.9)	14.9	iv.	—
Interest income		1.6	1.6	(1.6)	v.	—
Interest expense, net		—	—	(13.3)	iv., v.	(13.3)
Debt extinguishments costs		—	—	—		—
Other (expense) income, net		—	—	(0.3)	iii.	(0.3)
Income from continuing operations before income taxes		68.9	70.5	—		70.5
Income tax expense		(17.8)	(18.2)	—		(18.2)
Net Income		51.1	52.3	—		52.3
Less: Net income attributable to non-controlling interests		(0.3)	(0.3)	—		(0.3)
Net income attributable to the Masterbatches Business	CHF	50.8	$52.0	$—		$52.0

(i.)  To reclassify selling, general, and administrative costs to selling and administrative expenses
(ii.)  To reclassify research and development costs to selling and administrative expenses
(iii.)  To reclassify other expense to other (expense) income, net
(iv.) To reclassify interest expense to interest expense, net
(v.) To reclassify interest income to interest expense, net

5. PRO FORMA AND ELIMINATION ADJUSTMENTS TO CONDENSED COMBINED BALANCE SHEET

a.Cash and cash equivalents - Represents adjustments comprised of the following:

(in millions)	Amount
Estimated gross proceeds from issuance of New Notes	$650.0
Estimated gross proceeds from issuance of common shares	450.0
Financing costs	(38.1)
Transaction costs	(22.9)
Estimated purchase consideration paid at closing	(1,393.8)
Pro forma adjustment to cash and cash equivalents	$(354.8)

b.Accounts receivable, net - Represents elimination of balances related to sales and purchases between PolyOne and Clariant Masterbatch.

c.Inventories, net - Represents a $12.9 million adjustment to increase the carrying value of Clariant Masterbatch’s inventory to its estimated acquisition-date fair value. As a result of this adjustment, the estimated inventory step-up will increase cost of sales as the acquired inventory is sold within the first turn of inventory after the Clariant Acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma condensed combined statement of operations.

d.Property, net - Represents a $108.1 million increase to reflect the fair value of Clariant Masterbatch-owned property, plant, and equipment assets.

e.Goodwill - To eliminate Clariant Masterbatch’s previously existing goodwill and to record goodwill resulting from the Clariant Acquisition. Adjustments to goodwill consist of the following:

(in millions)
Goodwill (as determined in Note 2)	$698.2
Elimination of Clariant Masterbatch pre-acquisition goodwill	(48.9)
Pro forma adjustment to goodwill	$649.3

f.Intangible assets, net - To eliminate Clariant Masterbatch’s previously existing intangible assets and to record the fair value of Clariant Masterbatch’s identifiable intangible assets, including customer relationships and brands. Adjustments to intangible assets consist of the following:

(in millions)
Fair value of acquired intangible assets	$540.7
Elimination of Clariant Masterbatch pre-acquisition intangible assets	(5.5)
Pro forma adjustment to intangible assets, net	$535.2

g.Accrued expenses and other current liabilities - To reflect the contingent portion of the purchase price. See Note 2(iv.).

h.Financing - To consummate the Clariant Acquisition, PolyOne intends to issue approximately $650.0 million aggregate principal amount of New Notes, which, for purposes of the unaudited pro forma condensed combined financial information, PolyOne has assumed will be issued at a 4.50% fixed interest rate and approximately $450.0 million of common shares. As a result of the anticipated issuance of the New Notes, the unaudited pro forma condensed combined balance sheet reflects an increase in long-term debt of $641.9 million, which is net of $8.1 million of estimated debt issuance costs. As a result of the anticipated issuance of common shares, the unaudited pro forma condensed combined balance sheet reflects an increase in PolyOne shareholders’ equity of $431.5 million, which is net of $18.5 million of estimated stock issuance costs. Shareholders’ equity also reflects adjustments for $11.5 million of non-refundable commitment fees paid to secure the Bridge Facility and $22.9 million of estimated transaction costs, which were recognized as adjustments to retained earnings, and the elimination of Clariant Masterbatch’s historical equity balance. As the commitment fees and estimated transaction costs represent non-recurring amounts not reflective of continuing operations, no adjustment has been made to the statement of operations. Adjustments to Shareholders’ equity consist of the following:

(in millions)
Issuance of common shares	$450.0
Stock issuance costs recognized as a reduction to shareholders’ equity	(18.5)
Non-refundable Bridge Facility commitment fees recognized within retained earnings	(11.5)
Transaction costs recognized within retained earnings	(22.9)
Elimination of Clariant Masterbatch’s historical equity	(392.0)
Pro forma adjustment to shareholders’ equity	$5.1

i.Pension and other post-retirement benefits - Represents a $33.7 million increase to reflect the remeasurement of Clariant Masterbatch’s retirement plans as of the assumed acquisition date. The adjustment primarily relates to the fact that Clariant Masterbatch had appropriately measured certain of its defined benefit plans that were shared with Clariant as multi-employer plans in its historical combined financial statements, which were prepared on a carve-out basis. However, upon consummation of the Clariant Acquisition, PolyOne will provide post-retirement benefits to the relevant employees through single-employer plans.

j.Other non-current liabilities - Adjustments reflect accounting for the deferred income tax effects of the purchase accounting adjustments at the estimated blended statutory tax rate.

6. PRO FORMA AND ELIMINATION ADJUSTMENTS TO CONDENSED COMBINED STATEMENT OF OPERATIONS

For both the year ended December 31, 2018 and the nine months ended September 30, 2019, PP&S was reflected in discontinued operations and thus no adjustment is necessary to reflect the divesture in the condensed combined statements of operations.

a.Sales - Represents elimination of revenues earned by PolyOne on sales to Clariant Masterbatch, and vice versa, that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the combined company following completion of the Clariant Acquisition. Revenue eliminated for the nine months ended September 30, 2019 and year ended December 31, 2018 was $3.6 million and $4.9 million, respectively.

b.Cost of sales - Represents adjustments comprised of the following:

(in millions)	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Depreciation of acquired property, net (i)	$10.2	$11.5
Elimination of cost of sales (ii)	3.6	4.9

i.Represents net impact of removal of historical depreciation expense and increased depreciation expense for the fair value of property, plant, and equipment assets recognized as part of acquisition accounting. Property, plant, and equipment assets are depreciated over their estimated remaining useful lives, determined in accordance with PolyOne's policy.

ii.Represents elimination of cost of goods sold relating to transactions between PolyOne and Clariant Masterbatch that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the combined company following the Clariant Acquisition

c.Selling and administrative expenses - Represents net impact of removal of historical amortization expense and increased amortization expense for the fair value of definite lived intangible assets recognized as part of acquisition accounting. Acquired intangible assets are assumed to be amortized on a straight-line basis over expected useful lives of 15 - 20 years.

d.Interest expense, net - To consummate the Clariant Acquisition, PolyOne intends to issue approximately $650.0 million aggregate principal amount of New Notes. For the purposes of the unaudited pro forma condensed combined financial information, PolyOne has assumed that the New Notes will be issued at a 4.50% fixed interest rate. Based on this assumed interest, the pro forma adjustment to interest expense was calculated as follows:

(in millions)	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Estimated interest expense on New Notes	$21.9	$29.3
Estimated amortization of deferred financing costs (see Note 5g)	0.8	1.0
Pro forma adjustment to interest expense, net	$22.7	$30.3

If the actual interest rate were to vary by 1/8th percent, the pro forma adjustment for interest expense would change by $0.6 million and $0.8 million for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively.

Further, as disclosed in Note 4, the total gross interest expense included within Clariant Masterbatch’s combined statements of income for the nine months ended September 30, 2019 and year ended December 31, 2018 was $10.2 million and $14.9 million, respectively. We believe that such amounts may have been less in those periods had the Clariant Acquisition occurred on January 1, 2018 given PolyOne’s capital structure. However, no pro forma adjustment has been made to the historical interest expense of Clariant Masterbatch since the related debt may be assumed upon consummation of the Clariant Acquisition.

e.Other (expense) income, net - Represents the additional net periodic pension cost related to Clariant Masterbatch’s retirement plans that would have been presented in Other (expense) income, net under PolyOne’s accounting policies. Specifically, as a result of adopting Accounting Standards Update (“ASU”) 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”), on January 1, 2018, PolyOne presents all components of net periodic benefit cost, except for service costs, in Other (expense) income, net. In addition, this pro forma adjustment reflects the difference in net periodic benefit cost due to the fact that PolyOne immediately recognizes actuarial gains and losses in our operating results in the year in which the gains or losses occur whereas Clariant Masterbatch amortized these gains and losses using the corridor approach in its historical financial statements.

f.Income tax expense - Represents the income tax effect of the Clariant Acquisition pro forma and elimination adjustments using an estimated blended statutory rate of 29% and 28% for the nine months ended September 30, 2019 and year ended December 31, 2018, respectively.

g.Weighted-average shares used to compute earnings per share - To consummate the Clariant Acquisition, PolyOne intends to issue approximately $450.0 million of common shares. The pro forma adjustment assumes that these shares will be issued at a price of $34.61 based on the Company closing stock price on January 24, 2020. As such, the pro forma adjustment represents the additional approximately 13.0 million shares of common stock that would be issued in order to obtain this level of financing. The sensitivity analysis in the table below reflects the pro forma combined basic and diluted weighted average shares outstanding and the related earnings per share (“EPS”) impact if the actual share price were to fluctuate by 10 percent.

	Nine Months Ended September 30, 2019		Twelve Months Ended December 31, 2018
	Weighted Average Number of Shares	EPS	Weighted Average Number of Shares	EPS
Basic:
10 percent increase in stock price	89.1	$0.69	91.5	$1.06
10 percent decrease in stock price	91.7	$0.67	94.1	$1.03

Diluted:
10 percent increase in stock price	89.6	$0.68	92.2	$1.05
10 percent decrease in stock price	92.2	$0.66	94.8	$1.02

7. SALE OF PP&S

As previously announced, on August 16, 2019, the Company entered into the Sale Agreement with Purchaser, pursuant to which Purchaser agreed to acquire the Company’s PP&S business for $775.0 million in cash, subject to a customary working capital adjustment. On October 25, 2019, the Company completed the sale of PP&S to the Purchaser pursuant to the terms of the Sale Agreement and received cash proceeds, net of transaction costs, of $761.8, which is subject to change due to customary working capital adjustments.

The unaudited pro forma condensed combined balance sheet reflects the associated accounting adjustments related to this transaction and the settlement of the outstanding principal balance of the senior secured revolving credit facility assuming that they occurred on September 30, 2019. This includes derecognition of the assets and liabilities that were held for sale and the net impact on cash consisting of net cash proceeds generated from the sale of PP&S of $761.8 million, less the cash paid to settle the outstanding principal balance of the senior secured revolving credit facility of $194.4 million. Estimated income taxes payable related to the divestiture of $140.2 million were recognized as an adjustment to accrued expenses and other current liabilities. The expected gain, net of taxes, was recognized as an adjustment to retained earnings. As the gain represents a non-recurring amount not reflective of continuing operations, no adjustment has been made to the statement of operations. Lastly, interest expense, net, was adjusted to remove the historical interest expense related to the senior secured revolving credit facility for the nine months ended September 30, 2019 and year ended December 31, 2018 of $7.1 million and $4.4 million, respectively. This adjustment was tax effected.